Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEW GENERATION HOLDINGS, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF FEBRUARY, A.D. 2007, AT 2:48 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3030721 8100

070180756

AUTHENTICATION: 5441368

DATE: 02-16-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:48 PM 02/16/2007
FILED 02:48 PM 02/16/2007
SRV 070180756 - 3030721 FILE

**CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
NEW GENERATION HOLDINGS, INC.**

Pursuant to Section 242
of the
General Corporation Law
of the State of Delaware

The UNDERSIGNED, Jacques Mot, being the President of New Generation Holdings, Inc., a Delaware corporation (the "Corporation") does hereby certify as follows:

FIRST: The name of the Corporation is New Generation Holdings, Inc.

SECOND: The date of filing the Corporation's original Certificate of Incorporation in the State of Delaware was April 15, 1999 under the name New Generation Plastic, Inc. Thereafter, a Certificate of Amendment to the Certificate of Incorporation was filed on May 18, 2000 changing its name to New Generation Holdings, Inc.

THIRD: The Certificate of Incorporation is amended such that the first paragraph of ARTICLE IV shall be and read as follows:

The aggregate number of shares of capital stock which the Corporation is authorized to issue is One Hundred Fifty One Million (151,000,000) shares of which: (i) One Hundred Fifty Million (150,000,000) shares shall be designated as Common Stock, and shall have a par value of $.001 per share; and (ii) One Million (1,000,000) shares shall be designated as Preferred Stock, and shall have a par value of $.001 per share.

FOURTH: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation declaring said amendment to be advisable and calling for a meeting of the stockholders of the Corporation for consideration thereof.

FIFTH: Thereafter, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate on the 16th day of February, 2007.

Jacques Mot, President

W:\NEW GENERATION HOLDINGS\Cert. of Amendment (incease common stock).doc